Exhibit 99.1
Regency Centers Increases Unsecured Credit Facility to $800 Million

JACKSONVILLE, Fla. (September 13, 2012) - Regency Centers Corporation (“Regency” or the “Company”) announced today it has amended its existing unsecured revolving credit facility (the “Facility”) and increased the Facility by $200 million to a total of $800 million (the “Amended Facility”). The Amended Facility bears interest at an annual rate of LIBOR plus 140 basis points (inclusive of a 22.5 basis point facility fee) and is based on the higher of the Company's current corporate credit ratings from Moody's and S&P. The maturity date on the Amended Facility is extended by one year and will expire in September 2016. Additionally, the Company retained one, one-year extension option.

Wells Fargo Securities, LLC and PNC Capital Markets LLC acted as joint lead arrangers and joint book managers for the Facility. Wells Fargo Bank, N.A. acted as administrative agent. PNC Bank, N.A. acted as syndication agent. Bank of America, N.A., JP Morgan Chase Bank and SunTrust Bank acted as documentation agents. Regions Bank, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and US Bank, National Association are senior managing agents. Comerica Bank, Chang Hwa Commercial Bank, Ltd. and Mizuho Corporate Bank, Ltd. are all participants for the transaction.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of dominant grocery-anchored and community shopping centers. At June 30, 2012, the Company owned 364 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.5 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 209 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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